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                                                                  EXHIBIT 99.(l)

April 30, 2004

Board of Directors
SAFECO Life Insurance Company
SAFECO Plaza
Seattle, WA 98185


Ladies and Gentlemen:

This opinion and consent is furnished in connection with the filing of the Registration Statement on Form N-6 by Safeco Separate Account SL of Safeco Life Insurance Company (the "Separate Account") and Safeco Life Insurance Company ("Safeco"). The Registration Statement describes Safeco's PREMIER Accumulation Life(R) Individual Flexible Premium Variable Life Insurance Policies (the "Policies") and covers an indefinite number of units of interests in the Separate Account. Net premiums received under the Policies may be allocated by Safeco to the Separate Account as described in the Prospectus forming a part of the Registration Statement.

I am familiar with the Policy provisions. I am also familiar with the description contained in the Prospectus and Statement of Additional Information. In my opinion:

     - The "Illustrations of Death Benefits, Policy Account, Cash Surrender Values and Accumulated Premiums" ("Hypothetical Illustrations") and the "Illustrations of Variation in Death Benefit, Policy Account and Cash Surrender Values in Relation to the Funds' Investment Experience" ("Illustrations") have been prepared in accordance with standard actuarial principles and are consistent with the provisions of the Policy and SAFECO's administrative procedures.

     - In the registration statement, the Hypothetical Illustrations are shown for a 35 year old male in two underwriting classifications, Preferred non-smoker and Standard non-smoker. The Illustrations are shown for a 35 year old male Preferred non-smoker. These classifications are representative of the markets in which the Policies are sold.

     - The rate structure of the Policy has not been designed and the rates shown under "Safeco Separate Account SL Fee Table" in the Prospectus have not been selected so as to make the relationship between premiums and benefits more favorable for persons of the ages illustrated than for persons at other ages or different gender.

I hereby consent to the reference of my name under the caption "Experts" in the Statement of Additional Information. I further consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Jon David Parker

Jon David Parker, F.S.A., M.A.A.A.
Actuary